UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   June 11, 2006

PACIFIC ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-31345	68-0490580
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5900 Cherry Avenue, Long Beach, CA		90805
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (562)728-2800

NOT APPLICABLE

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Annual Incentive Compensation Plan

                On June 11, 2006, the Board of Directors (the “Board”) of Pacific Energy Management LLC, a Delaware limited liability company (“PPX General Partner Holdco”), which manages Pacific Energy Partners, L.P., a Delaware limited liability partnership (the “Partnership”), in its capacity as the general partner of the Partnership’s general partner, modified (subject to the condition described below) the Partnership’s Annual Incentive Compensation Plan (the “Incentive Plan”) for 2006 and (if applicable) 2007.  Previously, the Board had approved 2006 performance standards and criteria under the Incentive Plan that followed the same general structure as the 2005 Annual Incentive Plan Summary, originally filed with the Securities and Exchange Commission as Exhibit 10.1 to the Partnership’s Form 8-K filed June 24, 2005.

                The modifications for 2006 and (if applicable) 2007 were made in connection with the Partnership entering into an Agreement and Plan of Merger (“Merger Agreement”) dated as of June 12, 2006 with Plains All American Pipeline, L.P. (“PAA”), Plains AAP, L.P., a Delaware limited partnership (“PAA General Partner”), Plains All American GP, LLC (“PAA GP LLC”), PPX General Partner Holdco, and Pacific Energy GP, LP, which material definitive agreement has been previously announced by the Partnership.  The modifications are conditional upon the closing of the merger.

                Under the modifications, all employees of the Partnership, PPX General Partner Holdco, and their subsidiaries, will receive one of the following prior to the merger becoming effective: (i) if the merger becomes effective in 2006, a cash bonus equal to the target amount the employee would have received under the Incentive Plan for 2006 prorated for the number of days elapsed in 2006 as of the payment date, or (ii) if the merger becomes effective in 2007, a cash bonus equal to the target amount the employee would have received under the Incentive Plan for 2006 plus an amount equal to the target amount the employee would have received under the Incentive Plan for 2007 prorated for the number of days elapsed in 2007 as of the payment date.  In addition, the Board clarified that if the merger is effective in 2007, then bonuses will be payable with respect to the 2006 calendar year to any employee participating in the Incentive Plan as of December 31, 2006, whether or not such employee remains employed on the date of payment.

Severance Plan

                In May 2006, the Board of PPX General Partner Holdco authorized management to implement the Pacific Energy Management LLC Severance Plan (“Severance Plan”) in connection with the Partnership entering into the Merger Agreement.  In addition, PAA agreed in the Merger Agreement to assume the plan upon closing of the merger.  The Severance Plan is conditional upon and will not become effective until the closing of the merger.

The Severance Plan sets forth the severance benefits to be paid to eligible officers of PPX General Partner Holdco or other PPX entities whose employment is terminated other than for cause (as defined in the plan) by PAA within the 12-month period immediately following the closing of the merger.   To be eligible, officers must be full-time employees with at least 90 days of continuous service who do not have an individual employment agreement that includes severance benefits.  Severance benefits for officers are paid as a multiple of 6 months of base salary and target incentive compensation for under 1 year (but over 90 days) of service, and 12 months of base salary and target incentive compensation for 1 year or more of service.  The Vice Chairman is to receive a multiple of 24 months of salary and target incentive compensation.  Officers also receive a continuation of health benefits for 6, 12, or 24 months.  The Severance Plan also sets forth the severance benefits to be paid to non-officer employees of PPX General Partner Holdco and other PPX entities whose employment is terminated other than for cause (as defined in the plan) who have at least 90 days of continuous service, who are not subject to a collective bargaining agreement and who are not covered by another severance agreement of a PPX entity.

Compensation of Conflicts Committee

                On May 18, 2006, the Board of PPX General Partner Holdco approved a set of resolutions delegating to the Conflicts Committee (the “Committee” ) authority to review and evaluate the Merger Agreement and related transactions, as well as potential alternatives, on behalf of the public holders of the common units of the Partnership.  In the resolutions, the Board approved a new compensation arrangement for the Committee.  Under the new compensation arrangement, each member of the Committee is entitled to receive $40,000 for their service on the Committee, with the Chairman to be paid an additional $10,000.  The members of the Committee are John C. Linehan (Chairman), David L. Lemmon, Jim E. Shamas and William L. Thacker.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC ENERGY PARTNERS, L.P.

By:	PACIFIC ENERGY GP, LP,
its general partner

	By:	PACIFIC ENERGY MANAGEMENT LLC,
its general partner

		By:	/s/ Lynn T. Wood
Lynn T. Wood
Senior Vice President, General Counsel and Secretary

Dated: June 11, 2006